Exhibit 99.1

FOR IMMEDIATE RELEASE

3025 Orchard Parkway San Jose, California 95134 USA +1 408.321.6000	www.tessera.com

David C. Habiger Named to Board of Directors

At Tessera Holding Corporation

SAN JOSE, Calif. – December 7, 2016 – Tessera Holding Corporation (Nasdaq: TSRA) (the “Company” or “Tessera”) today announced that David C. Habiger has been appointed to the company’s board of directors, effective immediately.

Mr. Habiger had previously served as a board member at DTS, Inc. from March 2014 until its acquisition by Tessera on December 1, 2016, and was most recently the chair of the Compensation Committee and a member of the Audit Committee. Currently, Mr. Habiger is a senior advisor at Silver Lake Partners and a venture partner with the Pritzker Group.

Previously, Mr. Habiger served as the interim CEO and member of the board of directors at Textura, a software company focused on construction management, through its sale to Oracle in April 2016. He also served as CEO of NDS Group Ltd., a provider of video software and content security solutions. Mr. Habiger served as CEO and president of Sonic Solutions from 2005 to 2011 where he helped grow the company to its leading position in Digital Media.

“It’s an honor to join Tessera’s board of directors,” said Mr. Habiger. “Tessera with its expanded portfolio of products is uniquely positioned in the market to deliver smart sight and sound solutions for a wide range of connected devices that target consumers and the enterprise. I’m looking forward to working closely with the Company and the management team to advance this vision.”

Mr. Habiger is a member of the National Association of Corporate Directors. He sits on a variety of public and private boards and is on the Advisory Board of the University of Chicago Center for Entrepreneurship. He is a member of the Society of Motion Picture and Television Engineers and the Academy of Television Arts and Sciences. Mr. Habiger earned a bachelor’s degree in business administration from St. Norbert College and an MBA from the University of Chicago.

“Dave’s broad experience in the digital media and entertainment industries and high acumen on the consumer electronics industry will add great knowledge to the board,” said Tom Lacey, CEO of Tessera Holding Corporation. “As we enter a new era for the company with expanded solutions and new opportunities, Dave’s contributions will help us to execute on our vision.”

The addition of Mr. Habiger brings the Tessera board to eight members, seven of whom are independent directors. For more information on the Company’s leadership and board of directors, visit the Investor Relations section of the Company’s website at https://www.tessera.com/company/leadership.

-more-

About Tessera Holding Corporation

Tessera Holding Corporation is the parent company of Tessera, DTS, FotoNation and Invensas. We are one of the world’s leading product and technology licensing companies. Our technologies and intellectual property are deployed, in areas such as premium audio, computational imaging, computer vision, mobile computing and communications, memory, data storage, 3D semiconductor interconnect and packaging. We invent smart sight and sound technologies that enhance and help to transform the human connected experience.

For more information, call +1 408-321-6000 or visit www.tesseraholdingcorporation.com.

Tessera, DTS, FotoNation, Invensas and their respective logos, are trademarks or registered trademarks of affiliated companies of Tessera Holding Corporation in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

PR Agency Contact:

Zeno Group

Dan Sorensen, +1 650-801-0944

dan.sorensen@zenogroup.com

Company Contact:

Tessera Holding Corporation

Jordan Miller, +1 818-436-1082

PR@tessera.com

Investor Contact:

Tessera Holding Corporation

Geri Weinfeld, +1 818-436-1231

IR@tessera.com

SOURCE: TESSERA HOLDING CORPORATION

TSRA-G

# # #